Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 15, 2026, with respect to the consolidated and combined financial statements of Solidion Technology, Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Hartford, Connecticut

June 12, 2026